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                      August 29, 2023

       Janet Feng
       Chief Financial Officer
       MOGU Inc.
       Huanglong Wanke Center, 23/F, Building No. G, No. 77 Xueyuan Road Xihu District, Hangzhou, 310012
       People   s Republic of China

                                                        Re: MOGU Inc.
                                                            Form 20-F for the
Fiscal Year Ended March 31, 2023
                                                            File No. 001-38748

       Dear Janet Feng:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Disclosure Review Program
       cc:                                              Yu Wang, Esq.